Exhibit 99.1

OWENS CORNING WORLD HEADQUARTERS

ONE OWENS CORNING PARKWAY

TOLEDO, OHIO 43659

419.248.8000

News

Media Contact:	Investor Relations:
Jason Saragian	Scott Deitz
419/248-8987	419/248-8935

Owens Corning Reaches Agreement with Creditors

Agreement Paves the Way to Exit Chapter 11 in 2006

Toledo, Ohio, May 10, 2006 – Owens Corning (OWENQ.OB) today announced that it has reached an agreement in principle with the representatives of each of its key creditor groups on the terms of a Chapter 11 plan of reorganization. This represents a significant milestone in the company’s Chapter 11 proceedings, and if confirmed, paves the way for Owens Corning to emerge from bankruptcy in 2006.

Parties to the agreement include the Official Committee of Asbestos Claimants, the Official Committee of Unsecured Creditors, the Legal Representative for Future Claimants, the Official Representatives of Bondholders and Trade Creditors, the Ad Hoc Bondholders Committee, and the Ad Hoc Equity Holders Committee.

“We are extremely pleased to have achieved one of our long-standing objectives of developing a consensual reorganization plan that deals fairly and equitably with all creditors and that fully resolves the company’s asbestos-related issues,” said Dave Brown, president and chief executive officer. “Owens Corning’s ability to reach this agreement is a direct result of the hard work and dedication of our employees, which resulted in our strong business results and the continued support of our customers, suppliers and business partners.”

Key terms of the agreement, which are subject to bankruptcy court approval and final documentation, are summarized below.

•	Existing Owens Corning stock will be cancelled when an approved reorganization plan becomes effective. 131.4 million shares of new stock will be issued with an aggregate plan value of $3.942 billion. The distribution of shares is described below.

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•	Bank creditors will receive a full recovery, amounting to approximately $2.276 billion in cash, including interest calculated as of March 31, 2006. Interest will continue to accrue through the effective date.

•	Non-bondholder senior and junior unsecured creditors will receive approximately $249 million in cash.

•	Bondholders and asbestos claimants reached an agreement regarding their forms of recovery. Bondholders will receive equity, and asbestos claimants will receive cash and, if the FAIR Act does not become law, some equity.

•	Bondholders will receive approximately 26.6 million shares of the reorganized company’s common stock. In addition, bondholders and certain other general unsecured creditors will have the right to purchase a pro rata share (based on size of claim) of 72.9 million shares of the reorganized company’s common stock at $30 per share via an equity rights offering. Owens Corning is in the process of finalizing an agreement today with J.P. Morgan Securities Inc. to backstop the offering. It is anticipated that J.P. Morgan Securities would syndicate that commitment to certain interest holders led by D. E. Shaw Laminar Portfolios, L.L.C.

•	Owens Corning and Fibreboard asbestos claimants collectively will receive $2.872 billion in cash (including certain escrow accounts). The cash will be deposited into a 524(g) trust fund that Owens Corning will establish in accordance with the United States Bankruptcy Code. In addition, Owens Corning will assign all rights to any insurance recoveries to the trust.

•	Owens Corning and Fibreboard asbestos claimants also will receive a contingent payment right in the aggregate amount of $1.390 billion in cash (which will accrue interest at a rate of 7 percent from the effective date through the payment date) and 28.6 million shares of the reorganized company’s common stock. This contingency payment right for asbestos claimants will vest if the FAIR Act (proposed federal asbestos legislation setting up a national trust fund) is not enacted within 10 days of the conclusion of the 109th Congress. If the FAIR Act is enacted within that timeframe, the contingent payment right will be cancelled and the cash and shares comprising the contingent payment right will not be transferred to the 524(g) trust.

•	Holders of Owens Corning 6.5% Convertible Monthly Income Preferred Securities (MIPS) will receive warrants to purchase 10 percent of the fully diluted shares of the reorganized company, assuming exercise of all warrants but ignoring management options, at an exercise price of $43 per share. The warrants can be exercised within seven years of the effective date.

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•	Existing holders of Owens Corning common stock (which will be cancelled upon emergence) will receive warrants to purchase 5 percent of the fully diluted shares of the reorganized company, assuming exercise of all warrants but ignoring management options, at an exercise price of $45.25 per share. The warrants can be exercised within seven years of the effective date.

•	In the event that the FAIR Act is enacted into law and the contingency payment to asbestos claimants is not made, existing Owens Corning shareholders and holders of MIPS would have the right to exchange the aforementioned warrants for 14.75 percent and 5.5 percent, respectively, of the fully diluted shares of the reorganized company.

•	Except where noted, distributions to creditors will be made when the plan becomes effective.

“As we have worked toward the conclusion of our Chapter 11 case, we’ve remained focused on our business, delivered strong financial results over the last several quarters and strengthened our balance sheet to help position Owens Corning for future success,” said Michael H. Thaman, chairman of the board and chief financial officer. “Reaching this important agreement with our key creditors will enable Owens Corning to move toward emergence from Chapter 11 in a timely manner, which is in the best interests of the company and our employees, customers and creditors.”

The agreement sets Owens Corning’s total enterprise value at emergence at $5.858 billion, including $3.942 billion of new equity, $1.8 billion of new debt financing, $55 million from existing debt at non-debtor Owens Corning entities, and $61 million in new tax notes.

The agreement assumes a total recovery value of $8.576 billion, consisting of the total enterprise value of $5.858 billion, assumed excess cash of $1.250 billion, and Fibreboard trust and asbestos trust assets of $1.622 billion, less existing debt of $55 million and $99 million in assumed value of new shares reserved for employee incentive programs.

The terms of the consensual plan will be reflected in an amended Joint Plan of Reorganization and related Disclosure Statement that will be filed in the U.S. Bankruptcy Court for the District of Delaware. The agreement in principle will be available at www.ocplan.com.

The hearing on the company’s current Disclosure Statement scheduled for May 10 will be rescheduled for July 10, 2006. With the court’s approval of the amended Disclosure Statement, creditors will vote on the reorganization plan and a confirmation hearing will be held. These steps will be completed over the course of the next several months. Owens Corning expects to complete the Chapter 11 process by the end of 2006.

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Owens Corning originally filed for bankruptcy in October 2000 as a result of its multi-billion dollar asbestos liability. Throughout Owens Corning’s Chapter 11 process, the company’s business operations have remained strong. The company reported record annual sales of $6.323 billion in 2005, compared with $5.675 billion in 2004, an 11.4 percent increase from the prior year.

Estimated Distribution of Value (amounts in millions):

(Based on the agreement in principle described in this press release, and assuming that the FAIR Act is not enacted into law and excluding warrants)

Creditor Group	Total Claim	Total Recovery		Percent Recovery	Form of Recovery
Admin/Priority/Convenience	133	133		100%	Cash/Notes
Bank Claims	1,475	2,276	*	154%	Cash
Bond Claims	1,389	804		58%	Equity
Senior Unsecured Creditors	220	127		58%	Cash
Junior Unsecured Creditors	77	38		49%	Cash
Non-OC Senior Unsecured Creditors	73	73		100%	Cash
OC Asbestos Claimants	7,000	3,552		51%	Cash and Equity
Fibreboard Asbestos Claimants	3,220	1,573		49%	Cash and Equity

TOTAL	$13,588	$8,576

*	Includes interest on bank claims.

About Owens Corning

Owens Corning is a world leader in building materials systems and composite solutions. A Fortune 500 company for more than 50 years, Owens Corning people redefine what is possible each day to deliver high-quality products and services ranging from insulation, roofing, siding and stone, to glass composite materials used in transportation, electronic, telecommunications and other high-performance applications. Since the company’s founding in 1938, Owens Corning has become a market-leading innovator of glass fiber technology with sales of $6.3 billion in 2005 and 20,000 employees in 25 countries. Additional information is available at http://www.owenscorning.com.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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